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                                                                   EXHIBIT 10.35
                              U.S. BIOSCIENCE, INC.
                              INCOME DEFERRAL PLAN

         The Board of Directors of U.S. Bioscience Inc. ("USB") wishes to make additional retirement benefits available to certain key executive employees of USB whose retirement benefits are otherwise restricted because of the limitations imposed on contributions to the USB Savings Plan by the Federal tax laws. Such benefits shall be provided to those individuals under the terms and conditions hereinafter set forth.

                                    ARTICLE 1

                                   Definitions

1.1      "Account" means a bookkeeping account established pursuant to Section
         3.1 which reflects the amount standing to the credit of the Participant under the Plan.

1.2      "Affiliated Company" means any subsidiary of USB.

1.3 "Base Compensation" means the annual amount of base salary and wages paid by the Employer to an Executive for any Plan Year, including amounts contributed under an arrangement maintained by the Employer pursuant to Section 125 or 401(k) of the Code as well as under this Plan, but excluding all Employer contributions to benefit plans and all other forms of compensation; provided, however, that the amount of the Social Security Wage Base for the Plan Year of determination shall be subtracted in order to determine a Participant's Base Compensation.

1.4 "Beneficiary" means the person(s) designated by a Participant to receive any benefits payable under this Plan subsequent to the Participant's death. In the event a Participant has not filed an effective Beneficiary designation with the Committee, in such form as the Committee shall specify, the Beneficiary shall be the Participant's surviving spouse or, if there is no surviving spouse, the Participant's estate.

1.5 "Board" means the Board of Directors of USB, the Compensation Committee of the Board or other committee designated by the Board to act under this Plan on behalf of USB or an Employer.

1.6 "Bonus" means bonus compensation awards that may become due to the Executive under any incentive plan of an Employer.

1.7 "Code" means the Internal Revenue Code of 1986, as the same may be amended from time to time.


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1.8      "Committee" means the committee appointed by the Board to administer the Plan.

1.9 "Disability" means a condition resulting in permanent and total disability within the meaning of the Employer's group long term disability plan (or a condition that would qualify the Participant for a benefit under such plan if such Participant were employed by the Employer).

1.10     "Effective Date" means April 1, 1997.

1.11 "Executive" means any individual employed by an Employer, on a regular, full-time basis, in a key management or other highly compensated position, within the meaning of Section 201(2) of ERISA (as determined in accordance with the personnel policies and practices of the Employer), or who is an officer or otherwise considered to be a member of the Employer's senior management, but shall not include any individual who is a member of the Board but is not employed by USB.

1.12 "Employer" means USB and/or any Participating Employer, either collectively or individually, as the context requires.

1.13 "ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

1.14 "Participant" means any Executive who is designated as eligible to participate, pursuant to Section 2.1. In the event of the death or incompetency of a Participant, the term shall mean his or her personal representative or guardian. An individual shall remain a Participant until a full distribution of any amount credited to the Participant's Account has occurred.

1.15 "Participating Employer" means each Affiliated Company that the Board has authorized to cover its Executives under the terms of the Plan and which has elected to do so by resolutions of its board of directors.

1.16 "Plan" means the U.S. Bioscience, Inc. Income Deferral Plan as the same is set forth in this text, and as it may be amended from time to time.

1.17 "Plan Year" means each calendar year during which the Plan is in effect commencing on the Effective Date.

1.18 "Separates from Employment" means the Executive's termination of employment from the Employer for any reason other than a Disability. Except as otherwise provided herein, a Separation from Employment shall be deemed to have occurred on the last day of the Executive's service to the Employer and shall be determined without reference to any compensation continuation arrangement or severance benefit



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         arrangement that may be applicable. With respect to an Executive who is a member of the Board but who is not otherwise employed by the Employer, such individual's Separation from Employment shall mean the last day such individual serves as a member of the Board.

1.18 "USB" means U.S. Bioscience, Inc., a Delaware corporation and its successors.

                                    ARTICLE 2

                                   Eligibility

2.1 Each Executive may participate if so designated by the Board on such date as is specified by the Board. A list of the Participants in the Plan on the Effective Date is attached hereto as Exhibit A; such list may be modified from time to time by the Board.

                                    ARTICLE 3

                                    Deferrals

3.1 Prior to the commencement of a Plan Year, or, for the Plan Year which includes the Effective Date or the date on which an Executive first becomes a Participant, within 30 days of becoming a Participant, a Participant may elect to have the Employer credit to the Participant's Account (as a result of a written salary or bonus deferral election) an amount equal to (i) any whole percentage or dollar amount of the Participant's Bonus, if any, to be earned for that Plan Year or (ii) any whole percentage or dollar amount of the Participant's Base Compensation to be earned during that Plan Year; provided, however, that the minimum amount that a Participant may elect to defer for any Plan Year is $3,600. Such election shall remain in effect until prospectively discontinued by the Participant in the manner specified by the Committee. If an election is made to have a contribution credited to the Participant's Account for a Plan Year, the credit shall be made at the time that such amount would otherwise have been paid and shall reduce the Participant's Bonus or Base Compensation, as applicable, with respect to that Plan Year by a corresponding amount. The Board may establish other minimum or maximum amounts that may be deferred under this Section and may change such standards from time to time. Any such limits shall be communicated by the Board to the Committee and by the Committee to the Participants prior to the commencement of a Plan Year. A Participant who wishes to receive a distribution of all or a portion of the amount so deferred prior to the date that the Participant Separates from Employment must also make the election described in Section 4.2 at the time the Participant elects a deferral under this Section, in the manner specified by the Committee.

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3.2      The Board shall cause the Employer to create and maintain on its books an Account for each of its Participants to which it shall credit amounts contributed to the Plan pursuant to this Article 3. The Employer shall also credit each Participant's Account with deemed earnings for each Plan Year in accordance with the provisions of
         Article 8.

3.3 Any elections under this Article shall be made in writing on such form as the Committee shall specify. Subject to the provisions of Section 4.3, any election by a Participant pursuant to this Article shall be irrevocable and may be modified only prospectively.

                                    ARTICLE 4

                          Distributions to Participants

4.1 Unless a Participant makes the election described in Section 4.2, the Participant's benefit under the Plan shall be paid in one lump sum as soon as practicable (but no later than 60 days) following the completion of the valuation of the Participant's Account for the last business day of the second Plan Year following the Plan Year in which the Participant Separates from Employment. A Participant who incurs a Disability shall not be deemed to have Separated from Employment until 180 days have elapsed after incurring the Disability. Notwithstanding anything herein to the contrary, at the time of the deferral election under Section 3.1 or no later than the end of the Plan Year (or within 30 days thereafter, if later) in which the Participant Separates from Employment, the Participant may elect, in the manner specified by the Committee, to (i) defer the distribution of the Participant's total Account until the Plan Year in which the Participant attains age 65 (or later date of actual retirement, if employed beyond age 65) or (ii) receive distribution in annual installments over a period not to exceed 3 years if the amount to be distributed is over $30,000 but less than $100,000 or 10 years if the amount to be distributed is $100,000 or over (with the balance to be distributed continuing to be deemed invested pursuant to Article 8 and distributed by dividing the remaining Account balance by the number of installments remaining); provided, that in the event that a Participant fails to make an election, distribution shall be in one lump sum at the time specified in the first sentence of this Section 4.1.

4.2      Pursuant to the in-service distribution option provision specified in
         Section 3.1, in the event that a Participant wishes to receive a distribution of deferred amounts credited to the Participant's Account prior to Separation from Employment, the Participant may make an in-service distribution election; provided, however, that no Participant may make more than two in-service distribution elections during the Participant's participation in the Plan. The election, as to any one Plan Year's deferral, shall be made at the time the Participant first makes the election to defer under Section 3.1, or



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         as of the beginning of any new Plan Year thereafter as to deferrals for a Plan Year made on or after such election. Such election shall be to receive all or the portion of the balance credited to the Participant's Account that is attributable to the in-service distribution election for the Plan Year of the election on the date in the future specified in the in-service distribution election. The in-service distribution election shall specify a percentage of the amount so deferred
         (including earnings) to be distributed and the year in which such distribution is to be made which may not be earlier than 5 years following the Plan Year in which the deferral is credited to the Participant's Account. The in-service distribution shall be paid in the form of a lump sum or in up to three annual installments (with the balance to be distributed continuing to be deemed invested under
         Article 8 and distributed by dividing the remaining Account balance by the number of installments remaining), as elected by the Participant, in the manner and at the time specified by the Committee, to be made or commence by the last day of January of the Plan Year specified based on the value of the Participant's Account as of the last day of the preceding Plan Year.

4.3 The Committee, in its sole discretion, may accelerate the time of distribution of all or a portion of the Participant's Account, if the Participant experiences a severe financial hardship due to illness, accident or death in the immediate family, loss of or damage to property due to casualty, or other extraordinary and unforeseeable circumstances. Such Participant shall provide the Committee with a statement in reasonable detail as to the nature of such financial hardship together with a statement that such acceleration is necessary to alleviate such hardship. In addition, the Committee shall accelerate the time of distribution of all or a portion of the Participant's Account in accordance with the provisions of Section 7.1.

4.4 The Board, in its sole discretion, may override any election made by a Participant under the Plan and direct a distribution of all or a portion of the balance credited to a Participant's Account at any time.

                                    ARTICLE 5

                                  Death Benefit

5.1 In the event of the death of a Participant prior to commencement of any payments due pursuant to Article 4, the Participant's Beneficiary shall receive a distribution equal to the balance of the Participant's Account on the date of death. The benefit payment to the Beneficiary shall be made in lump sum as soon as practicable (but no later than 60 days) following the completion of the valuation of the deceased Participant's Account as of the last day of the month in which the Participant's death occurs. In the event of the death of a Participant after payment of a benefit has commenced in installments, pursuant to
         Section 4.1, the Participant's Beneficiary shall receive a lump sum payment of all amounts remaining due following the Participant's death as soon as



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         practicable (but no later than 60 days) following the completion of the valuation of the deceased Participant's Account as of the last day of the month in which the Participant's death occurs.

                                    ARTICLE 6

                                     Vesting

6.1 The balance credited to a Participant's Account shall be fully vested at all times.

                                    ARTICLE 7

                                     Funding

7.1 The Board may, but shall not be required to, authorize the establishment of a trust by USB to serve as the payment vehicle for the benefits due under the Plan in accordance with the provisions of Articles 4 and 5 and for the deemed investment of the amounts credited to a Participant's Account under Article 8. Notwithstanding anything herein to the contrary, a Participant may make a written election, at the time and in the manner specified by the Committee, to withdraw amounts credited to the Participant's Account for which the trust is to serve as the payment vehicle upon the forfeiture of 10% of the balance credited to the Participant's Account that is to be withdrawn and the value of the Participant's Account shall be reduced accordingly. In any event, the Employers' obligations hereunder shall constitute a general, unsecured obligation, payable solely out of general assets, and no Participant shall have any right to any specific assets of the Employer. In addition, it is the intention of the Employer that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA. USB shall not be required to provide any Participant with information with respect to its financial condition.

                                    ARTICLE 8

                                   Investments

8.1 The balance credited to a Participant's Account shall be deemed to be invested, as elected by the Participant in one or more of the investments or investment funds designated as available under the Plan for the purposes hereof by the Committee, as listed on Exhibit B hereto, as it may be changed by the Board from time to time. A Participant may make changes in the deemed investment elections in accordance with procedures specified by the Committee. USB shall credit the Participant's Account with the interest, earnings or losses with respect to the balance then credited to the Participant's Account, equal to the investment return produced by the Participant's deemed investments under this Section, based on the assumption that the contributions



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         attributable to the Participant's Base Compensation for each calendar month of a Plan Year are credited to the Participant's Account on the last day of each such calendar month and the portion of the contribution attributable to the Participant's Bonus is credited to the Participant's Account within 30 days after such Bonus would otherwise have been paid.

8.2 In no event shall any Participant be entitled to have any investments under Section 8.1 actually made other than on a deemed basis as provided in Section 8.1. The Committee shall inform each eligible Participant as to (i) how such elections may be made, (ii) the manner and the time it has prescribed for making deemed investment changes and
         (iii) how to make prospective changes in deemed current investments of contributions. The Committee shall provide each Participant with periodic statements as to the value of the Participant's Account and shall be responsible for furnishing appropriate election forms to each Participant and for keeping appropriate records.

                                    ARTICLE 9

                        Administration and Other Actions

9.1 The Committee shall have full power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations, including factual determinations, and to take any other such actions as it deems necessary or advisable in carrying out its duties under the Plan. All action taken by the Committee arising out of, or in connection with, the administration of the Plan or any rules adopted thereunder, shall, in each case, lie within its sole discretion, and shall be final, conclusive and binding upon the Employer, the Board, all Executives and Beneficiaries and all persons and entities having an interest therein.

9.2 The Committee shall serve without compensation for their services unless otherwise determined by the Board. All expenses of administering the Plan shall be paid by the Employer.

9.3 USB shall indemnify and hold harmless each member of the Committee from any and all claims, losses, damages, expenses (including counsel fees) and liability (including any amounts paid in settlement of any claim or any other matter with the consent of the Board) arising from any act or omission of such member, except when the same is due to gross negligence or willful misconduct.

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9.4      Any decisions, actions or interpretations to be made under the Plan by
         USB, the Employer or the Board shall be made in its respective sole discretion, not as a fiduciary, need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan.

9.5 In the case of any Participant (whether active, retired or terminated) or Beneficiary who wishes to file a claim as to the payment of a benefit under this Plan, the Committee shall provide adequate notice in writing of any adverse determination setting forth the specific reasons for such denial in a manner calculated to be understood by the recipient thereof. Such Participant or Beneficiary shall be afforded a reasonable opportunity for a full and fair review of the decision denying the claim by the Board.

                                   ARTICLE 10

                                    Amendment

10.1 The Board, acting on behalf of USB, and not as a fiduciary, may at any time, and from time to time, amend this Plan in any respect without restriction and without the consent of any Participant; provided that any such amendment shall not, without the consent of any Participant then entitled to a benefit under the Plan, impair such Participant's right to receive that benefit accrued hereunder prior to such amendment.

                                   ARTICLE 11

                                   Termination

11.1 Continuance of the Plan is completely voluntary and is not assumed as a contractual obligation of the Employer. The Board, acting on behalf of USB and not as a fiduciary, shall have the right to terminate the Plan in whole or in part at any time all without the consent of, or notice to, any person or entity; provided, however, that such termination shall not have the effect of divesting a Participant of the benefit which the Participant would otherwise receive hereunder at the time the termination is approved. In the event of the termination of the Plan, USB may distribute a benefit to a Participant as if such Participant had a Separation from Service as of the date of the termination of the Plan or postpone distribution until such time as distribution would ordinarily be made to the Participant under the terms of the Plan.

                                   ARTICLE 12

                                  Miscellaneous

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12.1     Nothing contained herein (i) shall be deemed to exclude a Participant from any compensation, bonus, pension, insurance, severance pay or other benefit to which he or she otherwise is or might become entitled as an Executive or (ii) shall be construed as conferring upon an Executive the right to continue in the employ of the Employer.

12.2 Any amounts payable hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which the Participant may be entitled under any other arrangement established by the Employer for the benefit of its employees. All payments of benefits shall be reduced by any withholding required by applicable Federal, state and local law.

12.3 The rights and obligations created hereunder shall be binding on a Participant's heirs, executors and administrators and on the successors and assigns of the Employer.

12.4 The masculine pronoun whenever used shall include the feminine and the singular shall be construed as the plural, where applicable.

12.5 The provisions of the Plan shall be construed and applied under the laws of the Commonwealth of Pennsylvania.

12.6 The rights of any Participant under this Plan are personal and may not be assigned, transferred, pledged or encumbered. Any attempt to do so shall be void. In addition, a Participant's rights hereunder are not subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant's Beneficiary.

12.7 If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not effect any other provisions hereof and the Plan shall be construed and enforced as if such provisions had not been included.

12.8 The headings and captions herein are provided for convenience only, and shall not be construed as part of the Plan, and shall not be employed in the construction of the Plan.

12.9 Any benefit payable to or for the benefit of a payee who is a minor, an incompetent person, or is otherwise incapable of receipting therefor shall be deemed paid when paid to such person's guardian or to the party providing, or reasonably appearing to provide, the care for such person, and such payment shall fully discharge the Employer, the Committee, the Board and all other parties with respect thereto.

                                   ARTICLE 13

                                Claims Procedure

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13.1     Each Participant or Beneficiary believing himself or herself eligible for a benefit under the Plan shall apply for such benefits by completing and filing with the Committee an application for benefits on a form supplied by the Committee. In the event that any claim for benefits is denied in whole or in part, the Participant or Beneficiary whose claim has been so denied shall be notified of such denial in writing by the Committee. The notice advising of the denial shall specify the reason or reasons for denial, make specific reference to pertinent Plan provisions, describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), and shall advise the Participant or Beneficiary of the procedure for the appeal of such denial. All appeals shall be made by the following procedure:

         (a) The Participant or Beneficiary whose claim has been denied shall file with the Committee a notice of desire to appeal the denial. Such notice shall be filed within 60 days of notification by the Committee of claim denial, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.

         (b) The Committee shall consider the merits of the claimant's written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Committee shall deem relevant.

         (c) The Committee shall ordinarily render a determination upon the appealed claim within 60 days after receipt which determination shall be accompanied by a written statement as to the reasons therefor. However, in special circumstances the Committee may extend the response period for up to an additional 60 days, in which event it shall notify the claimant in writing prior to commencement of the extension. The determination so rendered shall be binding upon all parties.

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                                    EXHIBIT A

PARTICIPANTS ON THE EFFECTIVE DATE:

         All Executives with title of Director or above.





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                                    EXHIBIT B

INVESTMENT FUNDS ON THE EFFECTIVE DATE:

     Vanguard Money Market Reserves Prime Portfolio
     Fidelity Investor Asset Manager Fund
     Vanguard Index Trust 500 Portfolio
     Fidelity Advisor Equity Income Fund
     Vanguard Fixed Income Securities Fund Intermediate-Term Corporate Portfolio




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